Exhibit 10.9

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of April 8, 2011, by and between SILICON VALLEY CA-I, LLC, a Delaware limited liability (“Landlord”), and RUCKUS WIRELESS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to John Arrillaga, Trustee, or his Successor Trustee, UTA dated 7/20/77 (John Arrillaga Survivor’s Trust), as amended, and Richard T. Peery, Trustee, or his Successor Trustee, UTA dated 7/20/77 (Richard T. Peery Separate Property Trust) as amended) and Tenant are parties to that certain lease dated April 1, 2006 (the “Original Lease”), which Original Lease has been previously amended by that certain First Amendment dated as of September 2, 2009 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 20,052 rentable square feet (the “Premises”) described as Suite 101 of the building located at 495 Potrero Avenue, Sunnyvale, California 94086 (with a mailing address of 880 West Maude, Suite 101, Sunnyvale, California 94086 (the “Building”).

B.	The Lease by its terms shall expire on May 1, 2011 (“Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Extension. The Term of the Lease is hereby extended for a period of thirty-eight (38) months and shall expire on June 30, 2014 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

2.	Basic Rent. As of the Extension Date, the schedule of Basic Rent payable with respect to the Premises during the Extended Term is the following:

Period	Rentable Square Footage	Annual Rate Per Square Foot	Annual Rent	Monthly Installment of Rent
5/1/11 – 6/30/12	20,052	$12.00	$240,624.00	$20,052.00
7/1/12 – 6/30/13	20,052	$12.36	$247,842.72	$20,653.56
7/1/13 – 6/30/14	20,052	$12.72	$255,061.44	$21,255.12

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby. Notwithstanding anything in the Lease or this Amendment to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Basic Rent with respect to the Premises, as originally described in the Lease, in the amount of $20,052.00 per month for the first two (2) full calendar months of the Extended Term (i.e., May and June, 2011). The maximum total amount of Basic Rent abated with respect to the Premises in accordance with the foregoing shall equal $40,104.00 (the “Abated Basic Rent”). If Tenant defaults under the Lease, as amended hereby, at any time during the Extended Term and fails to cure such default within any applicable cure period under the Lease, as amended hereby, then all Abated Basic Rent shall immediately become due and payable. Only Basic Rent shall be abated pursuant to this Section, as more particularly described herein, and Additional Rent and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3.	Additional Security Deposit. Landlord and Tenant hereby acknowledge and agree that Landlord currently holds a Security Deposit in the amount of $43,403.80 pursuant to the terms of Paragraph 4.G. of the Original Lease. So long as Tenant has executed this Amendment and is not in default under the Lease, as amended hereby, effective as of the Extension Date, Tenant shall have the right to reduce the amount of the Security Deposit so that the new Security Deposit amount will be $31,776.12. If Tenant is entitled to a reduction of the Security Deposit as provided herein, Landlord shall apply $11,627.68 of the unapplied portion of the Security Deposit toward the next due installment of Basic Rent payable under the Lease, as amended hereby, for the third full calendar month of the Extended Term. Tenant shall have no right to any return or reimbursement of the portion of the Security Deposit applied by Landlord as provided herein and hereby waives and releases any and all claims to such portion of the Security Deposit so applied by Landlord pursuant to this Section 3. Notwithstanding anything to the contrary contained herein, if Tenant has been in default under the Lease, as amended hereby at any time prior to the effective date of any reduction of the Security Deposit and Tenant has failed to cure such default within any applicable cure period, then Tenant shall have no further right to reduce the amount of the Security Deposit as described herein.

4.	Additional Rent. For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay for all Additional Rent for the Premises, including without limitation, the Management Fee (as described in Paragraph 4.E of the Lease) and Tenant’s Proportionate Share of expenses of operation, management and maintenance of the Common Areas of the Parcel and Building (as described in Paragraph 11 of the Lease), Real Property Taxes (as described in Paragraph 13 of the Lease), utilities (as described in Paragraph 12 of the Lease), and the cost of Landlord’s deductibles on insurance claims and the cost of Landlord’s property insurance policy or policies (as described in Paragraph 17 of the Lease), in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.1	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Notwithstanding anything to the contrary set forth in the Lease, Tenant shall not be required to remove any Alterations existing in the Premises as of the date of this Amendment upon the termination or earlier expiration of the Lease.

5.2

Responsibility for Improvements to Premises. Landlord shall perform improvements to the Premises in accordance with Exhibit A attached hereto. Notwithstanding anything to the contrary contained in the Lease, Tenant shall not be required to remove any portion of the Tenant Alterations described on the Work List as of the date of this Amendment, as such terms are defined in Exhibit A attached hereto. If the Tenant Alterations (with the exception of Work List item D as described in Exhibit A) are not substantially completed on or before June 30, 2011 (the “Outside Completion Date”), Tenant shall be entitled to a rent abatement of $688.40 for each full seven (7) consecutive day period beyond the

Outside Completion Date until the actual date that the Tenant Alterations are substantially completed; provided however that such abatement shall not apply to any period of less than seven (7) consecutive days. Landlord and Tenant acknowledge and agree that that the Outside Completion Date is expressly conditioned upon: (i) Tenant providing Landlord access to the Premises to perform the Tenant Alterations on Saturdays and Sundays (referred to herein as “Weekends” or “Weekend Days”) for a minimum of twelve consecutive hours per each Weekend Day (excluding the holiday Weekends for Easter and Memorial Day). Notwithstanding anything to the contrary contained herein, in the event that Tenant fails to provide access to Landlord on any Weekend Day (excluding the holiday Weekends for Easter and Memorial Day as noted above), or for a full consecutive twelve (12) hour period on any Weekend Day, Tenant shall not be entitled to any rent abatement under this Section 5.2; (ii) Tenant providing Landlord access to the Premises to perform the Tenant Alterations during weekdays (including during business hours) to the extent necessary as reasonably determined by Landlord; provided, however, Landlord shall exercise reasonable efforts to perform any entry into the Premises to perform the Tenant Alterations during business hours in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises, and (iii) Landlord’s contractor commencing performance of the Tenant Alterations on or before April 18, 2011. The Outside Completion Date shall be extended by one (1) week for each day that the Landlord’s contractor’s commencement of performance of the Tenant Alterations is delayed beyond April 18, 2011. Landlord and Tenant acknowledge and agree that: (i) the determination of the date of substantial completion of the Tenant Alterations shall take into consideration the effect of any Tenant Delays (defined below) by Tenant and the Outside Completion Date shall be postponed by seven (7) days for each day of Tenant Delay; and (ii) the Outside Completion Date shall be postponed by the number of days substantial completion of the Tenant Alterations is delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of Landlord; but in no event shall the Outside Completion Date be postponed beyond July 7, 2011 due to causes beyond the reasonable control of Landlord. For purposes hereof, a "Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays substantial completion of the Tenant Alterations, including, without limitation, the following: Tenant’s failure to furnish information or approvals within any time period specified in the Lease or this Amendment, including the failure to prepare or approve preliminary or final plans by any applicable due date; Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; changes requested or made by Tenant to previously approved plans and specifications; the performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Tenant Alterations; if the performance of any portion of the Tenant Alterations depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work; or, Tenant’s failure to provide access to the Premises as required hereunder. The rent abatement granted hereunder in the event of Landlord’s failure to complete the Tenant Alterations on or before the Outside Completion Date shall be Tenant's sole remedy and shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of the Tenant Alterations not being completed by the Outside Completion Date.

6.

Option to Renew. Provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease at the time of notification or commencement, Tenant shall have one (1) option to renew (the “Renewal Option”) the Fourth

Extended Term for a term of three (3) years (the “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the Renewal Term is to commence, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

6.1	If Tenant elects to exercise the Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is three hundred sixty-five (365) days prior to the expiration of the Extended Term but no later than the date which is one hundred eighty (180) days prior to the expiration of the Extended Term. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Extended Term.

6.2	The Basic Rent in effect at the expiration of the Extended Term shall be adjusted to reflect the Prevailing Market (as defined in Section 6.8 below) rate. Landlord shall advise Tenant of the new Basic Rent for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise its Renewal Option under this Section 6.

6.3	If Tenant and Landlord are unable to agree on a mutually acceptable Basic Rent for the Renewal Term not later than sixty (60) days prior to the expiration of the Extended Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Sunnyvale, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

6.4

Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof, If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

6.5	If the Prevailing Market rate has not been determined by the commencement date of the Renewal Term, Tenant shall pay Basic Rent upon the terms and conditions in effect during the last month of the Extended Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Basic Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

6.6	Except with respect to a Permitted Transfer, this Renewal Option is not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid Renewal Option shall be “personal” to Tenant as set forth above and that in no event will any assignee or sublessee (other than pursuant to a Permitted Transfer) have any rights to exercise the Renewal Option.

6.7	If the Renewal Option is validly exercised or if Tenant fails to validly exercise the Renewal Option, Tenant shall have no further right to extend the Extended Term.

6.8	For purposes of this Renewal Option, “Prevailing Market” shall mean the antis length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the same rental market in the Sunnyvale, California area as of the date the Renewal Term is to commence, taking into account the specific provisions of the Lease which will remain constant. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended hereby, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes.

7.	Right of First Offer.

7.1

Provided Tenant is not then in uncured default under the terms, covenants and conditions of the Lease, as amended hereby, Tenant shall have the one time right of first offer (the “Offer Right”) to lease any space located in the Building that is contiguous to the Premises (“Offer Space”), provided that said space is not already encumbered by options of existing tenants at the Building, effective at such time as the subject Offer Space is vacated by the prior tenant. In such event, Landlord shall give written notice to Tenant of the availability of the subject Offer Space and the terms and conditions on which Landlord intends to offer it to the public and Tenant shall have a period of ten (10) days in which to exercise Tenant’s Offer Right to lease the entire subject Offer Space only pursuant to the terms and conditions contained in Landlord’s notice, failing which

Landlord may lease the subject Offer Space to any third party on whatever basis Landlord desires, and Tenant shall have no further rights with respect to such subject Offer Space. If Tenant exercises its Offer Right for the Offer Space in accordance with the terms and conditions of this Section 7, effective as of the date Landlord delivers the subject Offer Space, such Offer Space shall automatically be included within the Premises and subject to all the terms and conditions of this Lease, except as set forth in Landlord’s notice and as follows: (i) Tenant’s Proportionate Share shall be recalculated, using the total square footage of the Premises, as increased by the subject Offer Space, as the case may be; (ii) the Offer Space shall be leased on an “as is” basis and Landlord shall have no obligation to improve the Offer Space or grant Tenant any improvement allowance thereon except as may be provided in Landlord’s written notice of the Offer Right to Tenant; and (iii) Tenant shall, prior to the beginning of the term for the subject Offer Space, as the case may be, execute a written memorandum or amendment confirming the inclusion of the subject Offer Space and the Basic Rent applicable thereto.

7.2	Tenant shall have no such Offer Right with respect to the subject Offer Space, as the case may be, and Landlord need not provide Tenant with a written notice of the same, if: (i) Tenant is in default under the Lease, as amended hereby, at the time that Landlord would otherwise deliver its written notice of the subject Offer Right as described above; or (ii) the Premises, or any portion thereof, is sublet at the time Landlord would otherwise deliver its written notice of the subject Offer Right as described above; or (iii) the Lease has been assigned prior to the date Landlord would otherwise deliver its written notice of the subject Offer Right as described above; or (iv) Tenant is not occupying the Premises on the date Landlord would otherwise deliver its written notice of the Offer Right as described above; or (v) the subject Offer Space is not intended for the exclusive use of Tenant during the Term; or (vi) the existing tenant in the subject Offer Space is interested in extending or renewing its lease for such Offer Space or entering into a new lease for such Offer Space.

7.3	If Landlord is delayed delivering possession of the subject Offer Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of such space, and the commencement of the term for the subject Offer Space shall be postponed until the date Landlord delivers possession of the subject Offer Space to Tenant free from occupancy by any party.

7.4	The rights of Tenant hereunder with respect to the Offer Space shall terminate on the earlier to occur of: (i) twelve (12) calendar months prior to the expiration of the Extended Term; (ii) the date Landlord would have provided Tenant written notice of the Offer Right as described herein above if Tenant had not been in violation of one or more of the conditions set forth in Section 7.2 above; and (iii) Tenant’s failure to exercise its Offer Right within the ten (10) day period provided in Section 7.1 above.

7.5	Notwithstanding anything herein to the contrary, Tenant’s Offer Right is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

8.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

8.1	Late Charge. The Late Charge set forth in Paragraph 4.C. of the Original Lease is hereby amended from ten percent (10%) to “five percent (5%)”.

8.2	Alterations and Additions. Paragraph 7 of the Original Lease is hereby amended by adding the following at the end thereof:

“Notwithstanding anything to the contrary contained herein, Tenant shall have the right to perform, with prior written notice to but without Landlord’s consent, any alteration, addition, or improvement that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; (4) costs less than $20,000.00 in the aggregate during any twelve (12) month period of the Term of the Lease, and (5) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all of the other provisions of this Paragraph 7 (other than the payment of any oversight or administration fee).”

In addition, the eleventh (11th) and twelfth (12th) sentences of Paragraph 7 of the Original Lease are each hereby deleted in their entirety and replaced with the following:

“As a condition of Landlord’s Consent to Alterations to the Premises, after Landlord provides written Consent to Alterations and prior to any work commencing on the Alterations, Landlord may, at is sole and absolute discretion, require Tenant to provide all such assurances to Landlord as Landlord shall reasonably require to assure payment of the costs thereof, including but not limited to, notices of non-responsibility, waivers of lien, and, if the cost of such Alterations is in excess of $20,000.00, surety company performance bonds and funded construction escrows and to protect Landlord and the Building and appurtenant land against any loss from any mechanic’s, materialmen’s or other liens.”

8.3	Holding Over. The Holdover Basic Rent set forth in the second sentence of Paragraph 30 of the Original Lease is hereby deleted and replaced with following:

“one-hundred fifty percent (150%) of the monthly Basic Rent required during the last month of the Term”

8.4	Utilities of the Building in which the Premises are Located. The second paragraph of Paragraph 12 of the Original Lease is hereby amended by adding the following at the end thereof:

“However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of ten (10) consecutive business days solely as a result of an interruption, diminishment or termination of utilities or other services due to Landlord’s gross negligence or willful misconduct and such interruption, diminishment or termination of services is otherwise reasonably within the control of Landlord to correct (a “Service Failure”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of Basic Rent and Additional Rent payable hereunder during the period beginning on the eleventh (11th) consecutive business day of the

Service Failure and ending on the day the interrupted service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.5	Maintenance of the Common Areas of the Building. The end of the third sentence of Paragraph 11.B. of the Original Lease, starting with the words “provided, however,” and ending with the words “operating expenses” and including the definition of Amortized Cost, is hereby deleted in its entirety and replaced with the following:

“provided, however, that in the event Landlord makes such capital improvements, such costs shall be amortized over the reasonable life of such expenditures in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time.”

Notwithstanding anything to the contrary set forth in the Lease, any and all references to amortization of capital improvement costs set forth in Paragraph 11 of the Original Lease and Paragraph 19 of the Original Lease, shall be amortized in accordance with the foregoing formula, but only to the extent that such costs are required to be amortized pursuant to such Paragraphs of the Original Lease.

8.6	Exclusions From Additional Rent. Paragraph 11.E. of the Original Lease is hereby amended by adding the following additional exclusions from Additional Rent:

“(f) Any expenses for which Landlord has received actual reimbursement (other than through Additional Rent).

(g) The cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant.

(h) Costs incurred by Landlord in connection with the correction of latent defects in the original construction of the Building.

(i) Fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable laws.

(j) All costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses.

(k) All costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the common areas of the Building).

(l) Landlord’s charitable and political contributions.

(m) All bad debt loss, rent loss, or reserves for bad debt or rent loss.

(n) Any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing as of the date of the Original Lease in or about the Building, common areas or project except to the extent such removal, cleaning, abatement or remediation is related to the general repair and maintenance of the Building.

8.7	Assignment and Subletting. The fifth sentence of Paragraph 21.A. of the Original Lease is hereby amended by deleting (i), (ii) and (iii) set forth therein and further amended by adding the following at the end thereof:

“, reasonable attorneys’ fees and tenant improvements.”

8.8	Place of Payment of Rent. The address set forth in Paragraph 4.F of the Original Lease is hereby deleted in its entirety and replaced by the following:

“Silicon Valley CA-I, LLC

08.M15011 – Sunnyvale R-III

P.O. Box 9047

Addison, Texas 75001-9047”

8.9	Notices. Landlord’s address for notices set forth in Paragraph 36 of the Original Lease is hereby deleted in its entirety and replaced by the following:

“c/o RREEF

2185 North California Blvd. Suite 285

Walnut Creek, CA 94596

Attn: Asset Manager

With a copy to:

CB Richard Ellis

3303 Octavius Drive, Suite 102

Santa Clara, CA 95054

Attn: Property Manager”

8.10	Indemnification. Notwithstanding anything to the contrary contained in the Lease, any provision of the Lease providing for the indemnification by Tenant of Landlord, including without limitation, Tenant’s indemnity obligations pursuant to Paragraph 18 (Indemnification) of the Original Lease, is hereby amended to include, apply and inure to the benefit of Landlord’s investment manager, and the trustees, boards of directors, officers, general partners, beneficiaries, stockholders, employees and agents of each of them, Landlord’s members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (individually, a “Landlord Entity” and collectively, the “Landlord Entities”), as well as Landlord. The provisions of this Section shall survive the termination of the Lease, as amended hereby, with respect to any claims or liability accruing prior to such termination.

8.11	Eminent Domain. Paragraph 27 of the Original Lease is hereby amended by adding the following sentence at the end of such Paragraph: “Tenant hereby waives any and all rights under and benefits of Section 1265.130 of the California Code of Civil Procedure, or any similar or successor regulations or other laws now or hereinafter in effect.”

8.12	California Waivers. TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM, AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THE LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. LANDLORD AND TENANT HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THE LEASE, AS HEREBY AMENDED.

8.13	Property Insurance. Paragraph 17 of the Original Lease is hereby amended by adding the following at the end of the first paragraph thereof:

“Notwithstanding the foregoing, in the event that the Building is damaged by an earthquake (each, an “Earthquake Event”) and Tenant’s Proportionate Share of the earthquake insurance deductible for an Earthquake Event exceeds $50,000.00 (with any such excess amount referred to herein as the “Excess Deductible Share”), any such Excess Deductible Share shall be amortized over a period of ten (10) years, with interest on the unamortized amount at one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time, and Tenant shall only pay the initial $50,000.00 in the year incurred and thereafter pay only the amortized portion of such Excess Deductible Share in equal monthly installments during each remaining year and partial year of the Term (including any extension thereof) following the year in which the initial payment was made.”

8.14	Hazardous Materials. Effective as of the date of this Amendment, the second sentence of Paragraph 44.B. of the Original Lease is hereby amended by adding the following at the end thereof:

“; provided, however, that Tenant shall have no responsibility for Hazardous Materials that migrate onto the Premises from outside the Premises or which are deposited by Landlord or by contractors or agents controlled by Landlord.”

9.	Miscellaneous.

9.1	This Amendment, including Exhibit A (Tenant Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

9.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

9.3	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

9.4	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Colliers International. Tenant agrees to indemnify and hold Landlord its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

9.5	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the Extended Term, a Default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

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9.6	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

SILICON VALLEY CA-I, LLC, a Delaware limited liability company		RUCKUS WIRELESS, INC., a Delaware corporation

By:	SVCA JV LLC, a Delaware limited liability company its Manager

By:	RREEF America REIT III Corp. GG-QRS, a Maryland corporation its Manager

By:	/s/ James H. Ida	By:	/s/ Seamus Hennessy

Name	James H. Ida	Name:	Seamus Hennessy

Title:	Vice President	Title:	CFO

Dated:	4/14, 2011	Dated:	Apr 14, 2011

EXHIBIT A – TENANT ALTERATIONS

attached to and made a part of the Amendment dated as of April 8, 2011,

between SILICON VALLEY CA-I, LLC, a Delaware limited liability,

as Landlord and RUCKUS WIRELESS, INC., a Delaware corporation, as Tenant

1.	Landlord, at its sole cost and expense (subject to the terms and provisions of Section 2 below) shall perform improvements to the Premises in accordance with the following work list (the “Work List”) using Building standard methods, materials and finishes. The improvements to be performed in accordance with the Work List are hereinafter referred to as the “Tenant Alterations”. Landlord shall enter into a direct contract for the Tenant Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Tenant Alterations. Notwithstanding anything to the contrary contained in the Amendment, Landlord shall provide Tenant with notice (which notice may be oral or written) of Landlord’s intent to commence the Tenant Alterations, and not later than three (3) days following the date of such notice by Landlord, Tenant shall remove, at Tenant’s sole cost and expense all Tenant’s personal property, furniture, fixtures and equipment (collectively, the “Tenant’s Property”) located within the Premises from the floors and walls of the Premises in a manner reasonably satisfactory to Landlord in order to enable Landlord to perform the Tenant Alterations. Tenant shall move such Tenant’s Property back into the Premises at Tenant's sole cost and expense only at such time that Landlord has notified Tenant that the Tenant Alterations (or the portion thereof affected by the placement of Tenant’s Property) have been completed. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to move any of Tenant’s Property and shall not commence any of the Tenant Alterations until such Tenant’s Property is removed by Tenant in accordance with this Section 1. In the event Tenant fails to timely relocate Tenant’s Personal Property as set forth above, Tenant shall be deemed to waive its right to the Tenant Alterations and in such event, Landlord shall have no further obligation to perform the same.

WORK LIST

A.	Replace all ceiling tiles in the Premises with second-look tiles so that all ceiling tiles will match.

B.	Replace toilet partitions in the rear men’s restroom core.

C.	Repair any broken and/or missing floor tile in the front restroom core as reasonably determined by Landlord.

D.	Install new countertops and two (2) new sinks in men’s and women’s front restroom cores; provided, however, that this Work List item D is not subject to the Outside Completion Date as described in Section 5.2 of the Amendment.

E.	Replace existing carpet in front lobby and area immediately adjacent to front restroom core.

F.	Paint existing, exposed painted walls.

G.	Remove existing whiteboard in front conference room and patch and/or repaint wall as necessary, as reasonably determined by Landlord.

H.	Replace any existing non-programmable thermostats with programmable thermostats.

I.	Relocate existing thermostats to the extent reasonably feasible, as reasonably determined by Landlord in consultation with Landlord’s contractor.

J.	Replace any existing vinyl composition tile which is lifting up from floor in breakroom and strip/seal breakroom floor.

K.	Install chair rails on three (3) walls in the breakroom, as reasonably determined by Landlord.

2.	All other work and upgrades, subject to Landlord’s approval, shall be at Tenant’s sole cost and

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expense, plus any applicable state sales or use tax thereon, payable upon demand as additional rent. Tenant shall be responsible for the acts or omissions of Tenant causing delay in completion of the Tenant Alterations resulting from any such other work and upgrades requested or performed by Tenant or any failure by Tenant to remove Tenant’s Property from the Premises in accordance with Section 1 above.

3.	Landlord’s supervision or performance of any work for or on behalf of Tenant shall not be deemed to be a representation by Landlord that such work complies with applicable insurance requirements, building codes, ordinances, laws or regulations or that the improvements constructed will be adequate for Tenant’s use.

4.	This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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